EXHIBIT 99.1

AutoZone Announces Upcoming Board of Directors Retirements

MEMPHIS, Tenn., Oct. 16, 2019 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today announced that W. Andrew McKenna and Luis P. Nieto have decided not to stand for re-election to the company’s Board of Directors and will retire from the board in December.

“I give special thanks to Andy and Lou for their many years of outstanding service on our Board of Directors,” said Bill Rhodes, Chairman, President and Chief Executive Officer. “In his nearly 20 years on the AutoZone Board, Andy has provided insightful guidance, tutelage, and served in leadership roles as both Lead Director and Audit Committee Chair.  Lou has been a director for over 11 years and served on both the Audit and Nominating and Corporate Governance Committees.  He has provided great expertise and diligently helped us resolve complex issues.  We celebrate these two tremendous directors and thank them for their leadership and invaluable contributions. I wish them both the very best in their retirement.”

About AutoZone:

As of August 31, 2019, AutoZone sells auto and light truck parts, chemicals and accessories through 5,772 stores in 50 states in the U.S., the District of Columbia, Puerto Rico and Saint Thomas, 604 stores in Mexico and 35 stores in Brazil for a total count of 6,411.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the Americas. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

Contact Information:
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com